UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 6, 2005

AMERIGROUP Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31574	54-1739323
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4425 Corporation Lane, Virginia Beach, Virginia		23462
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(757) 490-6900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On November 7, 2005, E. Paul Dunn, Jr., resigned as the Executive Vice President, Chief Financial Officer, Treasurer of AMERIGROUP Corporation (the "Company"). In connection with the resignation, the Company entered into a Separation Agreement and General Release (the "Separation Agreement") with Mr. Dunn on December 2, 2005.

Under the terms of the Separation Agreement, Mr. Dunn will receive (i) a lump sum payment of $120,000 on December 16, 2005, (ii) payment of accrued and unpaid Paid Annual Leave, and (iii) approximately $329,600, a value equal to Mr. Dunn's annual base salary, which shall be payable biweekly for one year from the initial payment. In addition, the Company agreed that Mr. Dunn's last day of employment was as of November 10, 2005 and the Company agreed to reimburse Mr. Dunn for reasonable legal fees that may be incurred in the future with respect to matters that arose during his employment, in an amount not to exceed $55,000. In consideration for such payments, Mr. Dunn agrees, among other things, to release all claims against the Company, not to reveal proprietary or confidential information concerning the business or affairs of the Company and to cooperate and assist the Company in any litigation or claim relating to matters that arose during his employment.

The foregoing description does not purport to be a complete statement of the parties' rights and obligations under the Separation Agreement. The above description is qualified in its entirety by reference to the Separation Agreement which is filed as Exhibit 10.1 to this Form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGROUP Corporation

December 6, 2005	By:	Stanley F. Baldwin

Name: Stanley F. Baldwin
Title: Executive Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Separation Agreement and General Release